EXHIBIT 10.65

AMENDMENT OF LEASE

AGREEMENT dated as of the 29th day of October, 2004 (but expressly deemed effective as of September 1, 2004) between WESTPORT COMMUNICATIONS, LLC, a Delaware limited liability company, having an office at 277 Park Avenue, New York, New York 10172 (“Landlord”), and FIBERNET EQUAL ACCESS, LLC, a New York limited liability company, having an address at 570 Lexington Avenue, Third Floor, New York, New York 10022 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and FiberNet Telecom Group, Inc., Tenant’s predecessor, entered into an agreement of lease dated as of April 1, 2001 (the tenant’s interest in which was assigned to Tenant by assignment dated as of April 1, 2001) and amended by agreements dated as of January 30, 2002, November 7, 2002, April 1, 2003 (such latter amendment being referred to as the “April 2003 Amendment”) and October 31, 2003 (as so amended, the “Existing Lease”), pursuant to which Landlord now leases to Tenant and Tenant now leases from Landlord a portion of the ground floor and a portion of the basement more particularly described in the Existing Lease in the building known as 60 Hudson Street, New York, New York; and

WHEREAS, Landlord and Tenant wish to amend the Existing Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, Landlord and Tenant agree that the Existing Lease is hereby amended as follows:

1. All terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing Lease as amended by this Agreement and as the same may be hereafter amended.

2. (A) The following Paragraphs and subparagraphs of the April 2003 Amendment (as amended by the October 31, 2003 amendment) shall be of no further force and effect from and after September 1, 2004: subparagraphs 2(A)(5) and 2(A)(6); subparagraphs 2(D) and 2(E); Paragraph 3 and subparagraph 6(B). Moreover, in subparagraph 2(C) of the April 2003 Agreement, the words “prior to the End Date” are hereby deleted from the first and second lines as of September 1, 2004.

(B) Effective as of September 1, 2004, the following subsection (3) is added to Section 72(B) of the Existing Lease (which was itself added by the April 2003 Amendment):

“(3) If Landlord effectively terminates this lease pursuant to this Article, then, within thirty (30) days after the Termination Date, and provided Tenant shall have complied with its obligations under Section (A), Landlord shall pay to Tenant a termination fee (the “Termination Fee”) consisting of the then-unamortized balance of the Phase 2 Cost (as hereinafter defined), as of the Termination Date (determined on a straight-line basis over the period beginning on the date this Agreement is executed and exchanged and ending on the Expiration Date). The “Phase 2 Cost” is the cost of constructing and equipping the demised premises as a Meet-Me Room, minus the Start-Up Cost, and is deemed to be $1,000,000.00, subject to reasonable confirmation that Tenant has expended or contracted to spend at least such amount for such purpose. Any amounts paid to Landlord pursuant to Section 42(A) shall be disregarded in computing the Start-Up Cost and the Phase 2 Cost. The Termination Fee shall decrease by 10% of its initial amount for each month (appropriately pro rated for any partial month) between the Termination Date and the date on which Tenant delivers possession of the demised premises, the Internal MMR Equipment and the External MMR Equipment, all in the condition required under Section (A), and has complied with its other obligations under Section (A). For example, if Tenant holds over for one and one half (1-1/2) months, the Termination Fee is decreased by 15%. Any portion of the Termination Fee not paid when due shall bear interest at the Lease Rate from the date due until the date paid.”

3. (A) Effective as of September 1, 2004, Fixed Rent (which includes an annual cumulative two and one-half (2-1/2%) percent increase intended to reimburse Landlord for anticipated increases in Building operating expenses in lieu of operating expense, porters’ wage and/or utility expense escalation) shall be changed to be as set forth in the following table:

Period	Fixed Rent (per annum)
September 1, 2004 – August 31, 2005	$2,000,000.00

September 1, 2005 – August 31, 2006	$2,050,000.00

September 1, 2006 – August 31, 2007	$2,101,250.00

September 1, 2007 – August 31, 2008	$2,153,781.00

September 1, 2008 – August 31, 2009	$2,207,626.00

September 1, 2009 – August 31, 2010	$2,262,816.00

September 1, 2010 – August 31, 2011	$2,319,387.00

September 1, 2011 – August 31, 2012	$2,377,371.00

September 1, 2012 – August 31, 2013	$2,436,806.00

September 1, 2013 – August 31, 2014	$2,497,726.00

September 1, 2014 – August 31, 2015	$2,560,169.00

September 1, 2015 – December 31, 2015	$2,624,173.00

(B) Fixed Rent for the Basement Space is not included in the table in subparagraph (A) and shall remain as set forth in Article 76 of the Existing Lease.

4. As of September 1, 2004, Article 67 of the Existing Lease is hereby deleted in its entirety and the following is substituted therefor:

“67. Percentage Rent – Meet-Me Room

(A) During and for each calendar year during the Term beginning on September 1, 2004 (including the partial calendar year commencing on September 1, 2004), Tenant shall pay percentage rent (“Percentage Rent”) equal to equal to twelve (12%) percent of all Meet-Me Room Fees (as hereinafter defined) for such calendar year (or part thereof). “Meet-Me Room

Fees” constitute all revenues received by Tenant (including, without limitation, the following services utilized by Tenant or its affiliates, to be recognized as hereinafter set forth) or any of its subtenants or affiliates (collectively, “Providers”) in exchange for Tenant’s (or any Provider’s) furnishing of (i) collocation services, (ii) intra-Meet-Me Room circuits and/or (iii) all other services originating or terminating (or both) within the demised premises or anywhere else in the Building, other than communications connections strictly subject to the 19th Floor Lease and revenue generated from the excluded services hereinafter set forth (all such services other than the services excluded below being sometimes hereinafter collectively called “Meet-Me Room Services”). Meet-Me Room Fees shall be recognized on an accrual basis, in accordance with generally accepted accounting principles, consistently applied, and shall exclude (i) Transport Fees, as defined in Article 68, or taxes thereon, (ii) taxes on Meet-Me Room Fees collected by Tenant and paid to the taxing jurisdiction by Tenant, (iii) one-time costs incurred by Tenant on behalf of its customers (such as site preparation work for a particular customer) that Tenant passes through to such customer without any mark-up or profit, and (iv) monies received by customers of the Meet-Me Room for services rendered to their customers. Tenant shall recognize Meet-Me Room Fees for Meet-Me Room Services provided to itself or its affiliates at the same rate it charges for Meet-Me Room Services to others. Tenant shall, and shall cause all other Providers to, record all Meet-Me Room Fees in a commercially reasonable manner at the time received. Tenant shall keep at the demised premises or at Tenant’s executive offices within the New York metropolitan area a full and accurate set of books and records adequately showing the amount of Meet-Me Room Fees, consisting at least of such records as would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Tenant’s receipts. Such books and records shall be kept in accordance with generally accepted accounting principles and practices, shall be consistent with Exhibit H, and shall be retained by Tenant for a period of not less than one (1) year following the end of the year to which they have reference. Except with respect to a bona fide existing or prospective mortgagee or underlying lessor or bona fide prospective purchaser of the entire Building (which existing or prospective mortgagee, purchaser or underlying lessor is certified as such to Tenant), Landlord and its representative shall hold in strict confidence all information received on any audit, except where such information must necessarily be divulged as a result of litigation or to comply with any applicable Laws, provided that in each such case (except compliance with Laws and litigation between Landlord and Tenant) Landlord shall provide reasonable prior notice to Tenant and shall use reasonable efforts to avoid such disclosure. If Landlord is conducting an examination and/or audit of Tenant pursuant to this Section, Tenant shall also furnish to Landlord, solely relating to the demised premises, relevant portions of all statements, information, and copies of sales and income tax reports and returns and inventory records and other data evidencing Meet-Me Room Fees.

(B) Within forty-five (45) days following the end of each calendar quarter of the Term, Tenant shall submit to Landlord a statement (“Quarterly Statement”) of Meet-Me Room Fees for such quarter certified to be true and correct by the chief financial officer of Tenant, which shall be accompanied by payment in the amount of twelve (12%) percent thereof. No later than each May 1, Tenant shall furnish to Landlord (i) a statement certified by the chief financial officer of Tenant setting forth the amount of Meet-Me Room Fees for the preceding calendar year (the “Yearly Statement”), which shall be accompanied by payment in the amount of twelve (12%) percent thereof less the aggregate of the quarterly payments thus far paid by Tenant with respect to such calendar year, and (ii) a statement certified by the chief financial officer of Tenant setting forth the costs and expenses of operation of the Meet-Me Room (not including Percentage Rent, Transport Fee Rent and the costs allocable to the generation of Transport Fees) (“Expenses”) for the preceding year (“Expense Statement”). Expenses shall include all those items listed on Exhibit I as well as all salaries, wages, medical, surgical and general welfare benefits (including group life and medical insurance) and pension payments, payroll taxes, worker’s compensation, benefits, unemployment insurance, social security and other similar taxes of or with respect to employees (including salespersons) of Tenant and/or its affiliates and/or independent contractors (including salespersons) engaged in the operation and maintenance of the demised premises. If Tenant fails timely to submit a Quarterly Statement or Yearly Statement, or to pay the full amount of Percentage Rent due in connection therewith, then the Percentage Rent due with respect to the applicable period shall bear interest at the Lease Rate from the first day of the year in which such Quarterly Statement or Yearly Statement was due until the date paid. All Quarterly Statements, Yearly Statements and Expense Statements to be supplied by Tenant to Landlord shall be in Tenant’s usual form that it provides to lenders, regulatory agencies and like parties. Each Yearly Statement and Expense Statement sent to Landlord shall be conclusive and binding on Landlord ninety (90) days after receipt thereof unless before the expiration of said period Landlord sends Tenant written notice specifying the claimed inaccuracies, in which event Tenant shall retain all applicable records until the termination of such dispute. Landlord and/or Landlord’s auditor shall have the right, at its sole expense (except as set forth below), at any time after ten (10) business days notice, once annually during normal business hours, to inspect and/or audit the records of Tenant relating to Meet-Me Room Fees and Expenses. If the Meet-Me Room Fees exceed those reported, Tenant shall immediately pay any deficiency in Percentage Rent owing to Landlord (if any). If Meet-Me Room Fees vary from those reported by three percent (3%) or more, Tenant shall pay Landlord’s cost of inspection and audit and shall pay interest on the shortfall at a rate (the “Shortfall Interest Rate”) equal to two (2%) percent per annum in excess of the “prime rate” or “base rate” of Citibank, N.A. from time to time in effect from the date of submission of the Yearly Statement in question, if timely submitted (or, if not timely submitted, from the first day of the year in which such Yearly Statement was due) until paid, which Shortfall

Interest Rate shall increase by one (1) percentage point for each percent (rounded to the nearest percent) of variance in excess of three (3%) percent (but in no event shall the Shortfall Interest Rate exceed the maximum rate permitted by applicable law). If actual Expenses vary from those reported on the Expense Statement by three percent (3%) or more, Tenant shall pay Landlord’s cost of inspection and audit. Notwithstanding the foregoing, if Tenant disagrees with the determination of Landlord or its auditor as to the amount of Meet-Me Room Fees or Expenses, Tenant shall have the right to challenge such finding by a notice given to Landlord within thirty (30) days after the date on which Landlord notifies Tenant of Landlord’s or its auditor’s determination, which notice must be accompanied by a letter from an independent certified public accountant retained by Tenant supporting Tenant’s calculations. If Tenant’s accountant and Landlord’s auditor cannot agree on the amount of Meet-Me Room Fees or Expenses within fifteen (15) days after the date of Tenant’s notice challenging Landlord’s determination of Meet-Me Room Fees or Expenses, as the case may be, Landlord’s auditor and Tenant’s accountant shall appoint an independent certified public accountant to resolve which of Landlord’s or Tenant’s determination of the Meet-Me Room Fees or Expenses, as the case may be, is most accurate (failing which agreement, such independent certified public accountant shall be appointed, upon application by either party, by the American Arbitration Association, in accordance with its then rules). The finding of the accountant so appointed shall be made within thirty (30) days after the date of such appointment and shall be binding on the parties. The cost of such third accountant shall be borne by the unsuccessful party in such dispute.”

5. As of September 1, 2004, Article 68 of the Existing Lease is hereby amended to change “twelve and one-half (12.5%) percent” in the two places where it occurs to “twelve (12%) percent,” the effect of which is to reduce the percentage on which Transport Fee Rent is based to twelve (12%) percent.

6. Tenant agrees to reimburse Landlord, within ten (10) days after demand, for Landlord’s documented out-of-pocket legal fees and disbursements incurred in connection with the preparation and negotiation of this Agreement.

7. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Lease, their respective assigns.

8. Except as amended by this Agreement, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing Lease, as so amended, is hereby in all respects ratified and confirmed. This Agreement represents the entire understanding and agreement of the parties with respect to the subject matter hereof.

9. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than Williams Real Estate Co. Inc. (the “Broker”) and Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees and disbursements) and liability for any commission or other compensation claimed by any broker or agent (other than the Broker) with respect to this Agreement. Landlord shall pay any commission due to Broker on account of the execution of this Agreement. This Paragraph shall survive the termination of this Agreement.

10. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

11. The submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery thereof.

12. Tenant hereby warrants and represents that it has no knowledge, as of the date hereof, of Landlord being in default in the performance of any of its obligations under the Existing Lease, as amended by this Agreement, including, specifically, under Article 74 thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESTPORT COMMUNICATIONS, LLC

By:
Name:
Title:

FIBERNET EQUAL ACCESS, LLC

By:
Name:
Title:

By its execution below, the undersigned acknowledges its consent to this Agreement.

HUDSON TELEGRAPH ASSOCIATES, L.P.,
a New York limited partnership, Overlandlord

By:	Sixty Hudson Management LLC

By:
Name: , Manager

By its execution below, the undersigned acknowledges its agreement to be bound by this Agreement and the Existing Lease jointly and severally with Tenant.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title: